EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Autonomix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share(1)	457	(o)	(1)	(2)	(2)(3)
	Equity	Preferred Stock, par value $0.001 per share(1)	457	(o)	(1)	(2)	(2)(3)
	Debt	Debt Securities(1)	457	(o)	(1)	(2)	(2)(3)
	Other	Warrants(1)	457	(o)	(1)	(2)	(2)(3)
		Purchase Contracts(1)	457	(o)	(1)	(2)	(2)(3)
	Other	Units(1)	457	(o)	(1)	(2)	(2)(3)
	Unallocated (Universal) Shelf	--	457	(o)	(1)	(2)	$200,000,000	0.00015310	$30,620.00
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts					$200,000,000	0.00015310	$30,620.00
		Total Fees Previously Paid					--	--	$0.00
		Total Fee Offsets					--	--	$0.00
		Net Fee Due							$30,620.00

(1)

We are registering hereunder such indeterminate number of shares of Common Stock and Preferred Stock, such indeterminate principal amount of Debt Securities, such indeterminate number of Warrants to purchase Common Stock, Preferred Stock or Debt Securities, such indeterminate amount of Purchase Contracts, and such indeterminate number of Units consisting of such securities. If any Debt Securities are issued at an original issue discount, then the offering price of such Debt Securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate numbers of shares of Common Stock and Preferred Stock, and principal amounts of Debt Securities, as may be issued upon conversion of or exchange for Preferred Stock or Debt Securities that provide for conversion or exchange, upon exercise of Warrants or pursuant to the anti-dilution provisions of any such securities.

(2)

The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)

The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the "Securities Act") and is exclusive of accrued interest, distributions and dividends, if any.

(4)

Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.